Exhibit 99.2

NAVIENT REPORTS THIRD-QUARTER 2025 FINANCIAL RESULTS

HERNDON, Va., October 29, 2025 — Navient (Nasdaq: NAVI) today released its third-quarter 2025 financial results.

OVERALL RESULTS	• GAAP net loss of $86 million ($0.87 diluted loss per share). • Core Earnings(1) net loss of $83 million ($0.84 diluted loss per share).
SIGNIFICANT ITEMS

•

GAAP and Core Earnings results included:

○

$168 million provision for loan losses ($13 million for FFELP and $155 million for Consumer Lending). Of the $168 million, $17 million relates to originations with the remaining $151 million ($1.17 diluted loss per share) a result of elevated delinquency balances, our forecasted macroeconomic outlook as well as the extension of the FFELP portfolio.

○

$11 million ($0.08 diluted earnings per share) net benefit to net interest income from a decrease in prepayment rate assumptions ($18 million of additional net interest income from the FFELP Loan portfolio partially offset by a $7 million reduction in the Private Education Loan portfolio).

○

$5 million ($0.04 diluted loss per share) of regulatory and restructuring expenses.

CEO COMMENTARY – “Our third quarter results emphatically demonstrate our ability to drive high-quality loan growth. We are winning new customers – primarily graduate students – by offering flexible products and a customer experience that meets their needs and exceeds their expectations,” said David Yowan, president and CEO of Navient. “We will exceed our ambitious multi-year expense reduction targets on an accelerated timeline. This momentum, combined with greater operating efficiency, positions us well to take advantage of new and expanded opportunities.”

THIRD -QUARTER HIGHLIGHTS

FEDERAL EDUCATION LOANS SEGMENT	• Net income of $35 million. • Net interest margin of 0.84%. • FFELP Loan prepayments of $268 million compared to $1.0 billion in third-quarter 2024.

CONSUMER LENDING SEGMENT	• Net loss of $76 million due to the elevated provision discussed above. • Net interest margin of 2.39%. • Originated $788 million of Private Education Loans, a 58% increase.

BUSINESS PROCESSING SEGMENT	• Navient no longer provides Business Processing segment services after the sale in February 2025 of the government services business.

CAPITAL & FUNDING

•

GAAP equity-to-asset ratio of 4.9% and adjusted tangible equity ratio(1) of 9.3%.

•

Repurchased $26 million of common shares. Authorized new $100 million share repurchase program. The share repurchase authorization, which is effective immediately, is in addition to the approximately $26 million of unused authorization as of September 30, 2025.

•

Paid $16 million in common stock dividends.

•

Issued $543 million of asset-backed securities.

OPERATING EXPENSES

•

Operating expenses of $105 million, of which $6 million is in connection with transition services we have provided related to our various strategic initiatives. There is $7 million of revenue recognized in Other revenue related to these services.

The transition services related to the outsourcing of loan servicing and the sale of our healthcare services business ended in May 2025 and as of October 2025 we have no further obligations to provide transition services for our government services business.

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS
In this segment, Navient owns and manages a portfolio of FFELP federally guaranteed student loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	3Q25	2Q25	3Q24

Net interest income	$65	$55	$40
Provision for loan losses	13	8	(5)
Other revenue	10	10	11

Total revenue	62	57	56
Expenses	16	17	20

Pre-tax income	46	40	36

Net income	$35	$30	$27

Segment net interest margin	.84%	.70%	.46%
FFELP Loans:
FFELP Loan spread	.90%	.75%	.60%
Provision for loan losses	$13	$8	$(5)
Net charge-offs	$9	$8	$9
Net charge-off rate	.15%	.14%	.14%
Greater than 30-days delinquency rate	18.1%	19.0%	13.4%
Greater than 90-days delinquency rate	10.5%	10.1%	7.3%
Forbearance rate	13.4%	12.8%	16.4%
Average FFELP Loans	$29,641	$30,327	$32,373
Ending FFELP Loans, net	$28,952	$29,618	$31,522

DISCUSSION OF RESULTS — 3Q25 vs. 3Q24

•	Net income was $35 million compared to $27 million.

•

Net interest income increased $25 million primarily due to a decrease in premium amortization as a result of both a decrease in prepayment rate assumptions ($18 million benefit in current quarter), in response to the significant decline in actual prepayments since the beginning of 2025, as well as the significant decline in actual prepayments from $1.0 billion in the year-ago quarter to $268 million in the current quarter. This was partially offset by the paydown of the loan portfolio.

•

Provision for loan losses increased $18 million. The $13 million of provision for loan losses in the current period was primarily the result of elevated delinquency balances, our forecasted macroeconomic outlook as well as the continued extension of the portfolio. The $(5) million of provision for loan losses in the year-ago quarter was the result of relatively stable credit trends.

○	Net charge-offs were unchanged at $9 million.

○	Delinquencies greater than 90 days were $2.5 billion compared to $1.9 billion.

○	Forbearances were $3.7 billion compared to $5.0 billion.

•

Expenses were $4 million lower primarily as a result of the outsourcing of the loan servicing of our portfolio to a third party on July 1, 2024. This created a variable cost structure resulting in the significant reduction in expenses (20%) as the portfolio paid down.

CONSUMER LENDING

In this segment, Navient owns and manages a portfolio of Private Education Loans. Through our Earnest brand, we also refinance and originate Private Education Loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	3Q25	2Q25	3Q24

Net interest income	$98	$95	$122
Provision for loan losses	155	29	47
Other revenue	3	3	2

Total revenue (loss)	(54)	69	77
Expenses	45	36	44

Pre-tax income (loss)	(99)	33	33

Net income (loss)	$(76)	$26	$27

Segment net interest margin	2.39%	2.32%	2.84%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	2.48%	2.42%	2.94%
Provision for loan losses	$155	$29	$47
Net charge-offs(1)	$95	$79	$74
Net charge-off rate(1)	2.48%	2.06%	1.87%
Greater than 30-days delinquency rate	6.1%	6.4%	5.3%
Greater than 90-days delinquency rate	2.8%	3.0%	2.4%
Forbearance rate	1.5%	1.6%	2.8%
Average Private Education Loans	$15,894	$15,992	$16,587
Ending Private Education Loans, net	$15,456	$15,530	$16,005
Private Education Refinance Loans:
Net charge-offs	$19	$18	$13
Greater than 90-days delinquency rate	.8%	.8%	.6%
Average Private Education Refinance Loans	$8,649	$8,531	$8,552
Ending Private Education Refinance Loans, net	$8,571	$8,469	$8,405
Private Education Refinance Loan originations	$528	$443	$262

(1)

Third-quarter 2025, second-quarter 2025 and third-quarter 2024 exclude $1 million, $1 million and $21 million, respectively, of charge-offs on the expected future recoveries of previously fully charged-off loans that occurred as a result of increasing the net charge-off rate on defaulted loans.

DISCUSSION OF RESULTS — 3Q25 vs. 3Q24

•	Originated $788 million of Private Education Loans, a 58% increase compared to $500 million.

○	Refinance Loan originations were $528 million compared to $262 million.

○	In-school loan originations were $260 million compared to $238 million.

•	Net loss was $76 million compared to net income of $27 million.

•

Net interest income decreased $24 million, primarily due to the paydown of the loan portfolio as well as a decrease in loan discount amortization due to a decrease in prepayment rate assumptions ($7 million reduction in the current period).

•

Provision for loan losses increased $108 million. The provision of $155 million in the current quarter included $17 million associated with loan originations and $138 million primarily the result of elevated delinquency balances as well as our forecasted macroeconomic outlook. The provision for loan losses of $47 million in the year-ago quarter included $21 million related to lowering the expected recovery rate on defaulted loans, $15 million associated with loan originations and $11 million related to a general reserve build.

○	Excluding $1 million and $21 million, respectively, related to the change in the net charge-off rate on defaulted loans, net charge-offs were $95 million, up $21 million from $74 million.

○	Private Education Loan delinquencies greater than 90 days: $433 million, up $56 million from $377 million.

○	Private Education Loan forbearances: $239 million, down $206 million from $445 million.

•	Expenses increased $1 million primarily as a result of higher marketing spend associated with higher loan origination volume.

BUSINESS PROCESSING

In this segment, Navient performed business processing services for non-education related government and healthcare clients prior to the divestiture of our healthcare services business in third-quarter 2024 and our government services business in first-quarter 2025.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	3Q25	2Q25	3Q24
Revenue from government services	$—	$—	$42
Revenue from healthcare services	—	—	28

Total fee revenue	—	—	70
Gain on sale of subsidiary	—	—	219

Total revenue	—	—	289
Expenses	—	—	57

Pre-tax income	—	—	232

Net income	$—	$—	$178

EBITDA(1)	$—	$—	$233
EBITDA margin(1)	—%	—%	81%

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

DISCUSSION OF RESULTS — 3Q25 vs. 3Q24

•

With the sale of our government services business in February 2025, Navient no longer provides business processing segment services. Navient provided certain transition services (reflected in the Other segment) in connection with the sale of our business processing businesses. The transition services related to the sale of our healthcare services business ended in May 2025 and as of October 2025 we have no further obligations to provide transition services for our government services business.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2024 (filed with the SEC on February 27, 2025).

Navient will hold a live audio webcast today, October 29, 2025, at 8 a.m. ET, hosted by David Yowan, president and CEO, and Joe Fisher, CFO.

The webcast will be available on Navient.com/investors. Supplemental financial information and presentation slides used during the call will be available no later than the start time. A replay of the webcast will be available shortly after the event’s conclusion.

This news release contains “forward-looking statements,” within the meaning of the federal securities law, about our business and prospectus and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about our beliefs, opinions, or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goals,” or “target.” Such statements are based on management’s expectations as of the date of this release and involve many risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. For Navient, these factors include, among other things: general economic conditions, including the potential impact of inflation and interest rates on Navient and its clients and customers and on the creditworthiness of third parties; and increased defaults on education loans held by us. The company could also be affected by, among other things, unanticipated repayment trends on education loans including prepayments or deferrals resulting from new interpretations or the timing of the execution and implementation of current laws, rules or regulations or future laws, executive orders or other policy initiatives that operate to encourage or require consolidation, abolish existing or create additional income-based repayment or debt forgiveness programs or establish other policies and programs or extensions of previously announced deadlines which may increase or decrease the prepayment rates on education loans and accelerate or slow down the repayment of the bonds in our securitization trusts; a reduction in our credit ratings;

changes to applicable laws, rules, regulations and government policies and expanded regulatory and governmental oversight; changes in the general interest rate environment, including the availability of any relevant money-market index rate or the relationship between the relevant money-market index rate and the rate at which our assets are priced; the interest rate characteristics of our assets do not always match those of our funding arrangements; adverse market conditions or an inability to effectively manage our liquidity risk or access liquidity could negatively impact us; the cost and availability of funding in the capital markets; our ability to earn Floor Income and our ability to enter into hedges relative to that Floor Income are dependent on the future interest rate environment and therefore is variable; our use of derivatives exposes us to credit and market risk; our ability to continually and effectively align our cost structure with our business operations; a failure or breach of our operating systems, infrastructure or information technology systems; failure by any third party providing us material services or products or a breach or violation of law by one of these third parties; our work with government clients exposes us to additional risks inherent in the government contracting environment; acquisitions, strategic initiatives and investments or divestitures that we pursue; shareholder activism; reputational risk and social factors; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2024, and in our other reports filed with the Securities and Exchange Commission. The preparation of our consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) helps students and families confidently manage the cost of higher education. We create long-term value for customers and investors through responsible lending, flexible refinancing, trusted servicing oversight, and decades of portfolio management expertise. Our employees thrive in a culture of belonging, where they are supported and proud to deliver meaningful outcomes. Learn more on Navient.com.

Contact:

Media:	Cate Fitzgerald, 703-831-6347, catherine.fitzgerald@navient.com

Investors:	Jen Earyes, 571-592-8582, jen.earyes@navient.com

# # #

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED			NINE MONTHS ENDED
(In millions, except per share data)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
GAAP Basis
Net income (loss)	$(86)	$14	$(2)	$(75)	$107
Diluted earnings (loss) per common share	$(.87)	$.13	$(.02)	$(.75)	$.95
Weighted average shares used to compute diluted earnings per share	98	101	108	100	112
Return on assets	(.72)%	.11%	(.02)%	(.21)%	.26%

Core Earnings Basis(1)
Net income (loss)(1)	$(83)	$21	$160	$(36)	$246
Diluted earnings (loss) per common share(1)	$(.84)	$.20	$1.45	$(.36)	$2.20
Weighted average shares used to compute diluted earnings per share	98	101	110	100	112
Net interest margin, Federal Education Loan segment	.84%	.70%	.46%	.72%	.46%
Net interest margin, Consumer Lending segment	2.39%	2.32%	2.84%	2.48%	2.91%
Return on assets	(.69)%	.17%	1.21%	(.10)%	.59%

Education Loan Portfolios
Ending FFELP Loans, net	$28,952	$29,618	$31,522	$28,952	$31,522
Ending Private Education Loans, net	15,456	15,530	16,005	15,456	16,005

Ending total education loans, net	$44,408	$45,148	$47,527	$44,408	$47,527

Average FFELP Loans	$29,641	$30,327	$32,373	$30,289	$34,749
Average Private Education Loans	15,894	15,992	16,587	16,014	16,968

Average total education loans	$45,535	$46,319	$48,960	$46,303	$51,717

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

RESULTS OF OPERATIONS

We present the results of operations below first in accordance with GAAP. Following our discussion of earnings results on a GAAP basis, we present our results on a segment basis. We have three reportable operating segments as of September 30, 2025: Federal Education Loans, Consumer Lending and Other. Prior to the divestiture of our healthcare business in third-quarter 2024 and our government services business in first-quarter 2025, we had a fourth reportable operating segment, Business Processing. Our segments operate in distinct business environments and we manage and evaluate the financial performance of our segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures — Core Earnings” for further discussion).

GAAP INCOME STATEMENTS (UNAUDITED)

				September 30, 2025 vs. June 30, 2025		September 30, 2025 vs. September 30, 2024
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	September 30, 2025	June 30, 2025	September 30, 2024	$	%	$	%
Interest income:
FFELP Loans	$484	$483	$591	$1	—%	$(107)	(18)%
Private Education Loans	276	273	314	3	1	(38)	(12)
Cash and investments	21	22	43	(1)	(5)	(22)	(51)

Total interest income	781	778	948	3	—	(167)	(18)
Total interest expense	639	650	828	(11)	(2)	(189)	(23)

Net interest income	142	128	120	14	11	22	18
Less: provisions for loan losses	168	37	42	131	354	126	300

Net interest income (loss) after provisions for loan losses	(26)	91	78	(117)	(129)	(104)	(133)
Other income (loss):
Servicing revenue	13	14	13	(1)	(7)	—	—
Asset recovery and business processing revenue	—	—	70	—	—	(70)	(100)
Other income	10	19	10	(9)	(47)	—	—
Gain on sale of subsidiary	—	—	219	—	—	(219)	(100)
Gains (losses) on derivative and hedging activities, net	(4)	(5)	(36)	1	(20)	32	(89)

Total other income	19	28	276	(9)	(32)	(257)	(93)
Expenses:
Operating expenses	105	100	184	5	5	(79)	(43)
Goodwill and acquired intangible asset impairment and amortization expense	1	1	140	—	—	(139)	(99)
Restructuring/other reorganization expenses	4	—	18	4	100	(14)	(78)

Total expenses	110	101	342	9	9	(232)	(68)

Income (loss) before income tax expense (benefit)	(117)	18	12	(135)	(750)	(129)	(1,075)
Income tax expense (benefit)	(31)	4	14	(35)	(875)	(45)	(321)

Net income (loss)	$(86)	$14	$(2)	$(100)	(714)%	$(84)	4,200%

Basic earnings (loss) per common share	$(.87)	$.14	$(.02)	$(1.01)	(721)%	$(.85)	4,250%

Diluted earnings (loss) per common share	$(.87)	$.13	$(.02)	$(1.00)	(769)%	$(.85)	4,250%

Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

	NINE MONTHS ENDED September 30,		Increase (Decrease)
(In millions, except per share data)	2025	2024	$	%
Interest income:
FFELP Loans	$1,459	$1,861	$(402)	(22)%
Private Education Loans	838	958	(120)	(13)
Cash and investments	64	129	(65)	(50)

Total interest income	2,361	2,948	(587)	(20)
Total interest expense	1,961	2,547	(586)	(23)

Net interest income	400	401	(1)	—
Less: provisions for loan losses	236	68	168	247

Net interest income after provisions for loan losses	164	333	(169)	(51)
Other income (loss):
Servicing revenue	40	48	(8)	(17)
Asset recovery and business processing revenue	23	228	(205)	(90)
Other income	44	22	22	100
Gain on sale of subsidiary	—	219	(219)	(100)
Gains (losses) on derivative and hedging activities, net	(34)	11	(45)	(409)

Total other income	73	528	(455)	(86)
Expenses:
Operating expenses	333	533	(200)	(38)
Goodwill and acquired intangible asset impairment and amortization expense	2	145	(143)	(99)
Restructuring/other reorganization expenses	6	35	(29)	(83)

Total expenses	341	713	(372)	(52)

Income (loss) before income tax expense (benefit)	(104)	148	(252)	(170)
Income tax expense (benefit)	(29)	41	(70)	(171)

Net income (loss)	$(75)	$107	$(182)	(170)%

Basic earnings (loss) per common share	$(.75)	$.97	$(1.72)	(177)%

Diluted earnings (loss) per common share	$(.75)	$.95	$(1.70)	(179)%

Dividends per common share	$.48	$.48	$—	—%

GAAP BALANCE SHEETS (UNAUDITED)

(In millions, except share and per share data)	September 30, 2025	June 30, 2025	September 30, 2024
Assets
FFELP Loans (net of allowance for loan losses of $186, $182 and $180, respectively)	$28,952	$29,618	$31,522
Private Education Loans (net of allowance for loan losses of $406, $348 and $471, respectively)	15,456	15,530	16,005
Investments	147	135	140
Cash and cash equivalents	571	712	1,143
Restricted cash and cash equivalents	1,301	1,365	1,650
Goodwill and acquired intangible assets, net	435	436	438
Other assets	2,444	2,426	2,542

Total assets	$49,306	$50,222	$53,440

Liabilities
Short-term borrowings	$4,920	$4,752	$5,305
Long-term borrowings	41,414	42,345	44,695
Other liabilities	533	561	746

Total liabilities	46,867	47,658	50,746

Commitments and contingencies

Equity
Series A Junior Participating Preferred Stock, par value $0.20 per share; 2 million shares authorized at December 31, 2021; no shares issued or outstanding	—	—	—
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 467 million, 467 million and 465 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,398	3,394	3,374
Accumulated other comprehensive income, net of tax	(1)	—	3
Retained earnings	4,573	4,674	4,690

Total stockholders’ equity before treasury stock	7,974	8,072	8,071
Less: Common stock held in treasury: 369 million, 367 million and 358 million shares, respectively	(5,535)	(5,508)	(5,377)

Total equity	2,439	2,564	2,694

Total liabilities and equity	$49,306	$50,222	$53,440

GAAP COMPARISON OF 2025 RESULTS WITH 2024

Three Months Ended September 30, 2025 Compared with Three Months Ended September 30, 2024

For the three months ended September 30, 2025, net loss was $86 million, or $0.87 diluted loss per common share, compared with net loss of $2 million, or $0.02 diluted loss per common share, for the year-ago period.

The primary contributors to the change in net income (loss) are as follows:

•

Net interest income increased by $22 million primarily due to a decrease in premium amortization due to both a decrease in prepayment rate assumptions ($11 million net benefit in the current period), mostly in response to the significant decline in FFELP Loan actual prepayments since the beginning of 2025, as well as the significant decline in actual FFELP Loan prepayments from $1.0 billion in the year-ago quarter to $268 million in the current quarter. Additionally, there was a $12 million increase in mark-to-market gains on fair value hedges recorded in interest expense. These increases were partially offset by the paydown of the FFELP and Private Education Loan portfolios.

•	Provisions for loan losses increased $126 million from $42 million to $168 million:

○	The provision for FFELP Loan losses increased $18 million from $(5) million to $13 million.

○	The provision for Private Education Loan losses increased $108 million from $47 million to $155 million.

The provision for FFELP Loan losses of $13 million in the current period was primarily the result of elevated delinquency balances, our forecasted macroeconomic outlook, as well as the continued extension of the portfolio. The provision of $(5) million in the year-ago quarter was the result of relatively stable credit trends.

The provision for Private Education Loan losses of $155 million in the current period included $17 million associated with loan originations and $138 million primarily the result of elevated delinquency balances as well as our forecasted macroeconomic outlook. The provision of $47 million in the year-ago quarter included $21 million related to lowering the expected recovery rate on defaulted loans, $15 million associated with loan originations and $11 million related to a general reserve build.

•

Asset recovery and business processing revenue decreased $70 million as a result of the sale of our healthcare services business in the third quarter of 2024 ($28 million of the decrease), and our government services business in February 2025 ($42 million of the decrease). With the sale of our government services business, Navient no longer provides business processing segment services.

•

A gain of $219 million was recognized in the third quarter of 2024 from the sale of 100% of our equity interests in Xtend Healthcare, our former healthcare services business, for $369 million cash on September 19, 2024.

•

Net losses on derivative and hedging activities decreased $32 million. The primary factor affecting the change was interest rate fluctuations. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Operating expenses decreased $79 million, $66 million of which was due to a decline in business processing expenses as a result of the sale of our government services business in February 2025 and our healthcare services business in the third quarter of 2024 ($57 million of the reduction is in the Business Processing segment and $9 million of the reduction is in the Other segment). In addition, regulatory-related expenses decreased $13 million primarily due to $18 million of regulatory-related expenses recorded in the year-ago quarter in connection with the September 2024 CFPB settlement agreement. Current period expense includes $6 million incurred in connection with providing transition services related to our various strategic initiatives. There is $7 million of revenue recognized in the Other segment related to these services.

•

Goodwill and acquired intangible asset impairment and amortization expense decreased $139 million due to a $138 million impairment recognized in the third quarter of 2024 related to the government services business which was sold in February 2025.

•

Restructuring and other reorganization expenses decreased $14 million primarily due to a decrease in severance-related costs incurred in connection with the various strategic initiatives that have been and continue to be implemented to simplify the company, reduce our expense base and enhance our flexibility.

•

The effective income tax rates for the current and year-ago quarters were 27% and 120%, respectively. The movement in the effective income tax rate was primarily driven by the settlement with the CFPB in the year-ago quarter of which a portion was not deductible for tax and the impact of a portion of the goodwill impairment recorded in the year-ago quarter not being deductible.

We repurchased 2.0 million and 2.1 million shares of our common stock during the third quarters of 2025 and 2024, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 10 million common shares (or 9%) from the year-ago period.

Nine Months Ended September 30, 2025 Compared with Nine Months Ended September 30, 2024

For the nine months ended September 30, 2025, net loss was $75 million, or $0.75 diluted loss per common share, compared with net income of $107 million, or $0.95 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income (loss) are as follows:

•

Net interest income decreased by $1 million primarily as a result of the paydown of the FFELP and Private Education Loan portfolios and the impact of decreasing interest rates on the different index resets for the FFELP Loan and Private Education Loan assets and debt. These decreases were offset by a $54 million decline in net premium amortization on the loan portfolios due to both a decrease in prepayment rate assumptions, mostly in response to the significant decline in actual FFELP Loan prepayments since the beginning of 2025, as well as the significant decline in actual FFELP Loan prepayments from $5.0 billion in the year-ago period to $753 million in the current period.

•	Provisions for loan losses increased $168 million, from $68 million to $236 million:

○	The provision for FFELP Loan losses increased $35 million from $(6) million to $29 million.

○	The provision for Private Education Loan losses increased $133 million from $74 million to $207 million.

The provision for FFELP Loan losses of $29 million in the current period was primarily the result of elevated delinquency balances, our forecasted macroeconomic outlook, as well as the continued extension of the portfolio. The provision of $(6) million in the year-ago period was the result of relatively stable credit trends.

The provision for Private Education Loan losses of $207 million in the current period included $32 million associated with loan originations and $175 million primarily the result of elevated delinquency balances as well as our forecasted macroeconomic outlook. The provision of $74 million in the year-ago period included $21 million related to lowering the expected recovery rate on defaulted loans, $26 million associated with loan originations and $27 million related to a general reserve build.

•

Asset recovery and business processing revenue decreased $205 million as a result of the sale of our healthcare services business in the third quarter of 2024 ($88 million of the decrease), and our government services business in February 2025 ($117 million of the decrease). With the sale of our government services business, Navient no longer provides business processing segment services.

•

Other income increased $22 million primarily related to the transition services we provide related to our various strategic initiatives. The transition services related to the outsourcing of loan servicing and the sale of our healthcare services business ended in May 2025. The transition services related to the sale of our government services business ended in October 2025.

•

A gain of $219 million was recognized in the third quarter of 2024 from the sale of 100% of our equity interests in Xtend Healthcare, our former healthcare services business, for $369 million cash on September 19, 2024.

•

Net gains on derivative and hedging activities decreased $45 million. The primary factor affecting the change was interest rate fluctuations. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Operating expenses decreased $200 million, $198 million of which was due to a decline in business processing expenses as a result of the sale of our government services business in February 2025 and our healthcare services business in the third quarter of 2024 ($168 million of the reduction is in the Business Processing segment and $30 million of the reduction is in the Other segment). In addition, regulatory-related expenses decreased $34 million primarily due to $39 million of regulatory-related expenses recorded in the year-ago period in connection with the September 2024 CFPB settlement agreement. Current period expense includes $29 million incurred in connection with providing transition services related to our various strategic initiatives. There is $32 million of revenue recognized in the Other segment related to these services.

•

Goodwill and acquired intangible asset impairment and amortization expense decreased $143 million primarily due to a $138 million impairment recognized in September 2024 related to the government services business which was sold in February 2025.

•

Restructuring and other reorganization expenses decreased $29 million primarily due to a decrease in severance-related costs incurred in connection with the various strategic initiatives that have been and continue to be implemented to simplify the company, reduce our expense base and enhance our flexibility.

We repurchased 6.4 million and 7.2 million shares of our common stock during the nine months ended September 30, 2025 and 2024, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 12 million common shares (or 11%) from the year-ago period.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance

	September 30, 2025		June 30, 2025		September 30, 2024
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$402		$361		$372
Loans in forbearance(2)	239		250		445
Loans in repayment and percentage of each status:
Loans current	14,291	93.9%	14,296	93.6%	14,827	94.7%
Loans delinquent 31-60 days(3)	315	2.1	335	2.2	282	1.8
Loans delinquent 61-90 days(3)	182	1.2	177	1.2	173	1.1
Loans delinquent greater than 90 days(3)	433	2.8	459	3.0	377	2.4

Total Private Education Loans in repayment	15,221	100%	15,267	100%	15,659	100%

Total Private Education Loans, gross	15,862		15,878		16,476
Private Education Loan allowance for losses	(406)		(348)		(471)

Private Education Loans, net	$15,456		$15,530		$16,005

Percentage of Private Education Loans in repayment		96%		96.2%		95.0%

Delinquencies as a percentage of Private Education Loans in repayment		6.1%		6.4%		5.3%

Loans in forbearance as a percentage of loans in repayment and forbearance		1.5%		1.6%		2.8%

Cosigner rate(4)		32%		32%		33%

(1)

Loans for customers who are attending school or are in other permitted educational activities and are not yet required to make payments on their loans, e.g., loans for customers who have requested and qualify for other permitted program deferments such as various military eligible deferments.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Excluding Private Education Refinance Loans, which do not have a cosigner, the cosigner rate was 67%, 66% and 66% for third-quarter 2025, second-quarter 2025 and third-quarter 2024, respectively.

ALLOWANCE FOR LOAN LOSSES

	QUARTER ENDED
	September 30, 2025
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$182	$348	$530
Total provision	13	155	168
Charge-offs:
Gross charge-offs	(9)	(111)	(120)
Expected future recoveries on current period gross charge-offs	—	16	16

Total(1)	(9)	(95)	(104)
Adjustment resulting from the change in charge-off rate(2)	—	(1)	(1)

Net charge-offs	(9)	(96)	(105)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	(1)	(1)

Allowance at end of period (GAAP)	186	406	592
Plus: expected future recoveries on previously fully charged-off loans(3)	—	173	173

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$186	$579	$765

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.15%	2.48%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.02%

Net charge-offs as a percentage of average loans in repayment (annualized)	.15%	2.50%
Allowance coverage of charge-offs (annualized)(4)	5.1	1.5	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	3.7%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.8%	3.8%	(Non-GAAP)
Ending total loans	$29,138	$15,862
Average loans in repayment	$24,527	$15,259
Ending loans in repayment	$24,136	$15,221

	QUARTER ENDED
	June 30, 2025
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$182	$397	$579
Total provision	8	29	37
Charge-offs:
Gross charge-offs	(8)	(92)	(100)
Expected future recoveries on current period gross charge-offs	—	13	13

Total(1)	(8)	(79)	(87)
Adjustment resulting from the change in charge-off rate(2)	—	(1)	(1)

Net charge-offs	(8)	(80)	(88)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	2	2

Allowance at end of period (GAAP)	182	348	530
Plus: expected future recoveries on previously fully charged-off loans(3)	—	172	172

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$182	$520	$702

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.14%	2.06%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.02%

Net charge-offs as a percentage of average loans in repayment (annualized)	.14%	2.08%
Allowance coverage of charge-offs (annualized)(4)	5.2	1.6	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	3.3%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.7%	3.4%	(Non-GAAP)
Ending total loans	$29,800	$15,878
Average loans in repayment	$25,133	$15,375
Ending loans in repayment	$24,867	$15,267

	QUARTER ENDED
	September 30, 2024
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$194	$493	$687
Total provision	(5)	47	42
Charge-offs:
Gross charge-offs	(9)	(85)	(94)
Expected future recoveries on current period gross charge-offs	—	11	11

Total(1)	(9)	(74)	(83)
Adjustment resulting from the change in charge-off rate(2)	—	(21)	(21)

Net charge-offs	(9)	(95)	(104)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	26	26

Allowance at end of period (GAAP)	180	471	651
Plus: expected future recoveries on previously fully charged-off loans(3)	—	185	185

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$180	$656	$836

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.14%	1.87%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.53%

Net charge-offs as a percentage of average loans in repayment (annualized)	.14%	2.40%
Allowance coverage of charge-offs (annualized)(4)	5.0	1.7	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	4.0%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.7%	4.2%	(Non-GAAP)
Ending total loans	$31,702	$16,476
Average loans in repayment	$25,866	$15,856
Ending loans in repayment	$25,382	$15,659

	NINE MONTHS ENDED
	September 30, 2025
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$180	$441	$621
Total provision	29	207	236
Charge-offs:
Gross charge-offs	(23)	(285)	(308)
Expected future recoveries on current period gross charge-offs	—	39	39

Total(1)	(23)	(246)	(269)
Adjustment resulting from the change in charge-off rate(2)	—	(2)	(2)

Net charge-offs	(23)	(248)	(271)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	6	6

Allowance at end of period (GAAP)	186	406	592
Plus: expected future recoveries on previously fully charged-off loans(3)	—	173	173

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$186	$579	$765

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.13%	2.14%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.02%

Net charge-offs as a percentage of average loans in repayment (annualized)	.13%	2.16%
Allowance coverage of charge-offs (annualized)(4)	5.8	1.7	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	3.7%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.8%	3.8%	(Non-GAAP)
Ending total loans	$29,138	$15,862
Average loans in repayment	$25,036	$15,368
Ending loans in repayment	$24,136	$15,221

	NINE MONTHS ENDED
	September 30, 2024
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$215	$617	$832
Total provision	(6)	74	68
Charge-offs:
Gross charge-offs	(29)	(272)	(301)
Expected future recoveries on current period gross charge-offs	—	32	32

Total(1)	(29)	(240)	(269)
Adjustment resulting from the change in charge-off rate(2)	—	(21)	(21)

Net charge-offs	(29)	(261)	(290)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	41	41

Allowance at end of period (GAAP)	180	471	651
Plus: expected future recoveries on previously fully charged-off loans(3)	—	185	185

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$180	$656	$836

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.14%	1.98%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.17%

Net charge-offs as a percentage of average loans in repayment (annualized)	.14%	2.15%
Allowance coverage of charge-offs (annualized)(4)	4.7	1.8	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	4.0%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.7%	4.2%	(Non-GAAP)
Ending total loans	$31,702	$16,476
Average loans in repayment	$27,697	$16,265
Ending loans in repayment	$25,382	$15,659

(1)

Charge-offs are reported net of expected recoveries. For Private Education Loans, we charge off the estimated loss of a defaulted loan balance by charging off the entire defaulted loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” For FFELP Loans, the recovery is received at the time of charge-off.

(2)	Related to increasing the net charge-off rate on defaulted Private Education Loans and the resulting reduction in the balance of expected future recoveries on previously fully charged-off loans.

(3)

At the end of each month, for Private Education Loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance by charging off the entire loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately reflected as a reduction to expected future recoveries on previously fully charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The following table summarizes the activity in the expected future recoveries on previously fully charged-off loans:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Beginning of period expected future recoveries on previously fully charged-off loans	$172	$174	$211	$179	$226
Expected future recoveries of current period defaults	16	13	11	39	32
Recoveries (cash collected)	(9)	(11)	(10)	(30)	(31)
Charge-offs (as a result of lower recovery expectations)	(6)	(4)	(27)	(15)	(42)

End of period expected future recoveries on previously fully charged-off loans	$173	$172	$185	$173	$185

Change in balance during period	$1	$(2)	$(26)	$(6)	$(41)

(4)	For Private Education Loans, the item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $0.5 billion of senior unsecured notes that mature in the short term (i.e., over the next 12 months) and the remaining $4.8 billion of senior unsecured notes that mature in the long term (from 2026 to 2043 with 69% maturing by 2031), through a number of sources. These sources include our cash on hand, unencumbered FFELP Loan and Private Education Refinance Loan portfolios (see “Sources of Primary Liquidity” below), the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan asset-backed commercial paper (ABCP) facilities, issue term ABS, enter into additional Private Education Loan and FFELP Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Loans (a portion of which is obtained through a forward purchase agreement). We also have purchased and may purchase, in future periods, Private Education Loan portfolios from third parties. Those originations and purchases are part of our ongoing liquidity needs. We repurchased 2.0 million shares of common stock for $26 million in the third quarter of 2025 and have $26 million of unused share repurchase authority as of September 30, 2025.

SOURCES OF LIQUIDITY

Sources of Primary Liquidity

(Dollars in millions)	September 30, 2025	June 30, 2025	September 30, 2024
Ending balances:
Unrestricted cash	$571	$712	$1,143
Unencumbered FFELP Loans	58	51	199
Unencumbered Private Education Refinance Loans	515	510	395

Total	$1,144	$1,273	$1,737

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Average balances:
Unrestricted cash	$604	$743	$1,129	$640	$1,004
Unencumbered FFELP Loans	52	73	179	99	148
Unencumbered Private Education Refinance Loans	592	629	446	542	297

Total	$1,248	$1,445	$1,754	$1,281	$1,449

Sources of Additional Liquidity

Liquidity may also be available under our secured credit facilities. Maximum borrowing capacity under the FFELP Loan and Private Education Loan ABCP facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered loans. The following tables detail the additional borrowing capacity of these facilities with maturity dates ranging from November 2025 to April 2027.

(Dollars in millions)	September 30, 2025	June 30, 2025	September 30, 2024
Ending balances:
FFELP Loan ABCP facilities	$178	$190	$422
Private Education Loan ABCP facilities	1,882	1,754	1,921

Total	$2,060	$1,944	$2,343

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Average balances:
FFELP Loan ABCP facilities	$184	$219	$419	$250	$412
Private Education Loan ABCP facilities	1,695	1,613	2,079	1,586	1,770

Total	$1,879	$1,832	$2,498	$1,836	$2,182

At September 30, 2025, we had a total of $2.8 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $1.3 billion of our unencumbered tangible assets of which $1.3 billion and $58 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of September 30, 2025, we had $4.7 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). We enter into repurchase facilities at times to borrow against the encumbered net assets of these financing vehicles. As of September 30, 2025, $0.6 billion of repurchase facility borrowings were outstanding.

The following table reconciles encumbered and unencumbered assets and their net impact on total Tangible Equity.

(Dollars in billions)	September 30, 2025	June 30, 2025	September 30, 2024
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$2.7	$2.8	$3.0
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	2.0	2.0	1.9
Tangible unencumbered assets(1)	2.8	2.9	3.5
Senior unsecured debt	(5.3)	(5.3)	(5.9)
Mark-to-market on unsecured hedged debt(2)	—	—	.1
Other liabilities, net	(.2)	(.3)	(.3)

Total Tangible Equity(3)	$2.0	$2.1	$2.3

(1)	Excludes goodwill and acquired intangible assets.

(2)

At September 30, 2025, June 30, 2025, and September 30, 2024, there were $(53) million, $(72) million and $(94) million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).

(3)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. We present the following non-GAAP financial measures: (1) Core Earnings, (2) Tangible Equity (as well as the Adjusted Tangible Equity Ratio), (3) EBITDA for the Business Processing segment, and (4) Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans. Definitions for the non-GAAP financial measures and reconciliations are provided below, except that reconciliations of forward-looking non-GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain items, including, but not limited to, the impact of any mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide certain Core Earnings disclosures in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that can create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our Board of Directors, credit rating agencies, lenders and investors to assess performance.

The following tables show our consolidated GAAP results, Core Earnings results (including for each reportable segment) along with the adjustments made to the income/expense items to reconcile the consolidated GAAP results to the Core Earnings results as required by GAAP.

	QUARTER ENDED SEPTEMBER 30, 2025
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$760					$484	$276	$—	$—
Cash and investments	21					10	5	—	6

Total interest income	781					494	281	—	6
Total interest expense	639					429	183	—	23

Net interest income (loss)	142	$4	$—	$4	$146	65	98	—	(17)
Less: provisions for loan losses	168				168	13	155	—	—

Net interest income (loss) after provisions for loan losses	(26)					52	(57)	—	(17)
Other income (loss):
Servicing revenue	13					10	3	—	—
Asset recovery and business processing revenue	—					—	—	—	—
Other revenue	6					—	—	—	10

Total other income (loss)	19	(4)	8	4	23	10	3	—	10
Expenses:
Direct operating expenses	61					16	45	—	—
Unallocated shared services expenses	44					—	—	—	44

Operating expenses	105				105	16	45	—	44
Goodwill and acquired intangible asset impairment and amortization	1	—	(1)	(1)	—	—	—	—	—
Restructuring/other reorganization expenses	4	—	—	—	4	—	—	—	4

Total expenses	110	—	(1)	(1)	109	16	45	—	48

Income (loss) before income tax expense (benefit)	(117)	—	9	9	(108)	46	(99)	—	(55)
Income tax expense (benefit)(2)	(31)	—	6	6	(25)	11	(23)	—	(13)

Net income (loss)	$(86)	$—	$3	$3	$(83)	$35	$(76)	$—	$(42)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED SEPTEMBER 30, 2025
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$4	$—	$4
Total other income (loss)	4	—	4
Goodwill and acquired intangible asset impairment and amortization	—	(1)	(1)

Total Core Earnings adjustments to GAAP	$8	$1	9

Income tax expense (benefit)			6

Net income (loss)			$3

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED JUNE 30, 2025
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$756					$483	$273	$—	$—
Cash and investments	22					10	5	—	7

Total interest income	778					493	278	—	7
Total interest expense	650					438	183	—	26

Net interest income (loss)	128	$5	$(2)	$3	$131	55	95	—	(19)
Less: provisions for loan losses	37				37	8	29	—	—

Net interest income (loss) after provisions for loan losses	91					47	66	—	(19)
Other income (loss):
Servicing revenue	14					11	3	—	—
Asset recovery and business processing revenue	—					—	—	—	—
Other revenue (loss)	14					(1)	—	—	20

Total other income (loss)	28	(5)	10	5	33	10	3	—	20
Expenses:
Direct operating expenses	53					17	36	—	—
Unallocated shared services expenses	47					—	—	—	47

Operating expenses	100				100	17	36	—	47
Goodwill and acquired intangible asset impairment and amortization	1	—	(1)	(1)	—	—	—	—	—
Restructuring/other reorganization expenses	—	—	—	—	—	—	—	—	—

Total expenses	101	—	(1)	(1)	100	17	36	—	47

Income (loss) before income tax expense (benefit)	18	—	9	9	27	40	33		(46)
Income tax expense (benefit)(2)	4	—	2	2	6	10	7	—	(11)

Net income (loss)	$14	$—	$7	$7	$21	$30	$26	$—	$(35)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED JUNE 30, 2025
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$3	$—	$3
Total other income (loss)	5	—	5
Goodwill and acquired intangible asset impairment and amortization	—	(1)	(1)

Total Core Earnings adjustments to GAAP	$8	$1	9

Income tax expense (benefit)			2

Net income (loss)			$7

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED SEPTEMBER 30, 2024
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$905					$591	$314	$—	$—
Cash and investments	43					25	6	—	12

Total interest income	948					616	320	—	12
Total interest expense	828					576	198	—	34

Net interest income (loss)	120	$8	$12	$20	$140	40	122	—	(22)
Less: provisions for loan losses	42				42	(5)	47	—	—

Net interest income (loss) after provisions for loan losses	78					45	75	—	(22)
Other income (loss):
Servicing revenue	13					11	2	—	—
Asset recovery and business processing revenue	70					—	—	70	—
Other revenue	(26)					—	—	—	10
Gain on sale of subsidiary	219					—	—	219	—

Total other income (loss)	276	(8)	44	36	312	11	2	289	10
Expenses:
Direct operating expenses	121					20	44	57	—
Unallocated shared services expenses	63					—	—	—	63

Operating expenses	184				184	20	44	57	63
Goodwill and acquired intangible asset impairment and amortization	140	—	(140)	(140)	—	—	—	—	—
Restructuring/other reorganization expenses	18	—	—	—	18	—	—	—	18

Total expenses	342	—	(140)	(140)	202	20	44	57	81

Income (loss) before income tax expense (benefit)	12	—	196	196	208	36	33	232	(93)
Income tax expense (benefit)(2)	14	—	34	34	48	9	6	54	(21)

Net income (loss)	$(2)	$—	$162	$162	$160	$27	$27	$178	$(72)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED SEPTEMBER 30, 2024
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$20	$—	$20
Total other income (loss)	36	—	36
Goodwill and acquired intangible asset impairment and amortization	—	(140)	(140)

Total Core Earnings adjustments to GAAP	$56	$140	196

Income tax expense (benefit)			34

Net income (loss)			$162

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	NINE MONTHS ENDED SEPTEMBER 30, 2025
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$2,297					$1,459	$838	$—	$—
Cash and investments	64					30	15	—	19

Total interest income	2,361					1,489	853	—	19
Total interest expense	1,961					1,321	547	—	72

Net interest income (loss)	400	$15	$6	$21	$421	168	306	—	(53)
Less: provisions for loan losses	236				236	29	207	—	—

Net interest income (loss) after provisions for loan losses	164					139	99	—	(53)
Other income (loss):
Servicing revenue	40					32	8	—	—
Asset recovery and business processing revenue	23					—	—	23	—
Other revenue	10					(1)	1	—	44

Total other income (loss)	73	(15)	49	34	107	31	9	23	44
Expenses:
Direct operating expenses	189					54	115	20	—
Unallocated shared services expenses	144					—	—	—	144

Operating expenses	333				333	54	115	20	144
Goodwill and acquired intangible asset impairment and amortization	2	—	(2)	(2)	—	—	—	—	—
Restructuring/other reorganization expenses	6	—	—	—	6	—	—	—	6

Total expenses	341	—	(2)	(2)	339	54	115	20	150

Income (loss) before income tax expense (benefit)	(104)	—	57	57	(47)	116	(7)	3	(159)
Income tax expense (benefit)(2)	(29)	—	18	18	(11)	27	(3)	1	(36)

Net income (loss)	$(75)	$—	$39	$39	$(36)	$89	$(4)	$2	$(123)

(1)	Core Earnings adjustments to GAAP:

	NINE MONTHS ENDED SEPTEMBER 30, 2025
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$21	$—	$21
Total other income (loss)	34	—	34
Goodwill and acquired intangible asset impairment and amortization	—	(2)	(2)

Total Core Earnings adjustments to GAAP	$55	$2	57

Income tax expense (benefit)			18

Net income (loss)			$39

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	NINE MONTHS ENDED SEPTEMBER 30, 2024
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$2,819					$1,861	$958	$—	$—
Cash and investments	129					75	20	—	34

Total interest income	2,948					1,936	978	—	34
Total interest expense	2,547					1,810	597	—	102

Net interest income (loss)	401	$28	$10	$38	$439	126	381	—	(68)
Less: provisions for loan losses	68				68	(6)	74	—	—

Net interest income (loss) after provisions for loan losses	333					132	307	—	(68)
Other income (loss):
Servicing revenue	48					39	9	—	—
Asset recovery and business processing revenue	228					—	—	228	—
Other revenue	33					5	1	—	16
Gain on sale of subsidiary	219					—	—	219	—

Total other income (loss)	528	(28)	17	(11)	517	44	10	447	16
Expenses:
Direct operating expenses	351					53	110	188	—
Unallocated shared services expenses	182					—	—	—	182

Operating expenses	533				533	53	110	188	182
Goodwill and acquired intangible asset impairment and amortization	145	—	(145)	(145)	—	—	—	—	—
Restructuring/other reorganization expenses	35	—	—	—	35	—	—	—	35

Total expenses	713	—	(145)	(145)	568	53	110	188	217

Income (loss) before income tax expense (benefit)	148	—	172	172	320	123	207	259	(269)
Income tax expense (benefit)(2)	41	—	33	33	74	28	47	60	(61)

Net income (loss)	$107	$—	$139	$139	$246	$95	$160	$199	$(208)

(1)	Core Earnings adjustments to GAAP:

	NINE MONTHS ENDED SEPTEMBER 30, 2024
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$38	$—	$38
Total other income (loss)	(11)	—	(11)
Goodwill and acquired intangible asset impairment and amortization	—	(145)	(145)

Total Core Earnings adjustments to GAAP	$27	$145	172

Income tax expense (benefit)			33

Net income (loss)			$139

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between GAAP and Core Earnings net income and details each specific adjustment required to reconcile our GAAP earnings to our Core Earnings segment presentation.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
GAAP net income (loss)	$(86)	$14	$(2)	$(75)	$107
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	8	8	56	55	27
Net impact of goodwill and acquired intangible assets	1	1	140	2	145
Net tax effect	(6)	(2)	(34)	(18)	(33)

Total Core Earnings adjustments to GAAP	3	7	162	39	139

Core Earnings net income (loss)	$(83)	$21	$160	$(36)	$246

(1)

Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Core Earnings derivative adjustments:
(Gains) losses on derivative and hedging activities, net, included in other income	$4	$5	$36	$34	$(11)
Plus: (Gains) losses on fair value hedging activity included in interest expense	(2)	(4)	10	—	5

Total (gains) losses in GAAP net income	2	1	46	34	(6)
Plus: Reclassification of settlement income (expense) on derivative and hedging activities, net(1)	4	5	8	15	28

Mark-to market (gains) losses on derivative and hedging activities, net(2)	6	6	54	49	22
Other derivative accounting adjustments(3)	2	2	2	6	5

Total net impact of derivative accounting	$8	$8	$56	$55	$27

(1)

Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Reclassification of settlements on derivative and hedging activities:
Net settlement income (expense) on interest rate swaps reclassified to net interest income	$4	$5	$8	$15	$28

Total reclassifications of settlement income (expense) on derivative and hedging activities	$4	$5	$8	$15	$28

(2)	“Mark-to-market (gains) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Fair Value Hedges	$2	$4	$11	$9	$9
Foreign currency hedges	(4)	(8)	(1)	(9)	(4)
Other(a)	8	10	44	49	17

Total mark-to-market (gains) losses on derivative and hedging activities, net	$6	$6	$54	$49	$22

(a)

Primarily derivatives that are used to economically hedge the origination of fixed rate Private Education Loans that don’t qualify for hedge accounting. We believe that these derivatives are effective economic hedges, and as such, are a critical element of our interest rate risk management strategy.

(3)

Other derivative accounting adjustments consist of adjustments related to certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of September 30, 2025, derivative accounting has decreased GAAP equity by approximately $37 million as a result of cumulative net mark-to-market losses (after tax) recognized under GAAP, but not in Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains and losses related to derivative accounting.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Beginning impact of derivative accounting on GAAP equity	$(30)	$(22)	$12	$8	$(1)
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	(7)	(8)	(49)	(45)	(36)

Ending impact of derivative accounting on GAAP equity	$(37)	$(30)	$(37)	$(37)	$(37)

(1)	Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Total pre-tax net impact of derivative accounting recognized in net income(a)	$(8)	$(8)	$(56)	$(55)	$(27)
Tax and other impacts of derivative accounting adjustments	2	2	14	14	7
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	(1)	(2)	(7)	(4)	(16)

Net impact of net mark-to-market gains (losses) under derivative accounting	$(7)	$(8)	$(49)	$(45)	$(36)

(a)	See “Core Earnings derivative adjustments” table above.

Hedging Embedded Floor Income

We use pay-fixed swaps and fixed rate debt to economically hedge embedded Floor Income in our FFELP loans. Historically, we have used these instruments on a periodic basis and depending upon market conditions and pricing, we may enter into additional hedges in the future. Under GAAP, the pay-fixed swaps are accounted for as cash flow hedges. The table below shows the amount of Hedged Floor Income that will be recognized in Core Earnings in future periods based on these hedge strategies.

(Dollars in millions)	September 30, 2025	June 30, 2025	September 30, 2024
Total hedged Floor Income, net of tax(1)(2)	$31	$35	$50

(1)  $41 million, $46 million and $65 million on a pre-tax basis as of September 30, 2025, June 30, 2025, and September 30, 2024, respectively.

(2)  Of the $31 million as of September 30, 2025, approximately $4 million, $14 million, $7 million and $6 million will be recognized as part of Core Earnings net income in the remainder of 2025, 2026, 2027 and 2028, respectively.

(2)

Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Core Earnings goodwill and acquired intangible asset adjustments	$1	$1	$140	$2	$145

2. Tangible Equity and Adjusted Tangible Equity Ratio

Adjusted Tangible Equity measures the ratio of Navient’s Tangible Equity to its tangible assets. We adjust this ratio to exclude the assets and equity associated with our FFELP Loan portfolio because FFELP Loans are no longer originated and the FFELP Loan portfolio bears a 3% maximum loss exposure under the terms of the federal guaranty. Management believes that excluding this portfolio from the ratio enhances its usefulness to investors. Management uses this ratio, in addition to other metrics, for analysis and decision making related to capital allocation decisions. The Adjusted Tangible Equity Ratio is calculated as:

(Dollars in millions)	September 30, 2025	June 30, 2025	September 30, 2024
Navient Corporation’s stockholders’ equity	$2,439	$2,564	$2,694
Less: Goodwill and acquired intangible assets	435	436	438

Tangible Equity	2,004	2,128	2,256
Less: Equity held for FFELP Loans	145	148	158

Adjusted Tangible Equity	$1,859	$1,980	$2,098

Divided by:
Total assets	$49,306	$50,222	$53,440
Less:
Goodwill and acquired intangible assets	435	436	438
FFELP Loans	28,952	29,618	31,522

Adjusted tangible assets	$19,919	$20,168	$21,480

Adjusted Tangible Equity Ratio	9.3%	9.8%	9.8%

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (EBITDA)

This measures the operating performance of the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Core Earnings pre-tax income	$—	$—	$232	$3	$259
Plus:
Depreciation and amortization expense(1)	—	—	1	—	3

EBITDA	$—	$—	$233	$3	$262

Divided by:
Total revenue	$—	$—	$289	$23	$447

EBITDA margin	—%	—%	81%	13%	59%

(1)	There is no interest expense in this segment.

4. Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans

The allowance for loan losses on the Private Education Loan portfolio used for the three credit metrics below excludes the expected future recoveries on previously fully charged-off loans to better reflect the current expected credit losses remaining in connection with the loans on balance sheet that have not charged off. That is, as of September 30, 2025, the $579 million Private Education Loan allowance for loan losses excluding expected future recoveries on previously fully charged-off loans represents the current expected credit losses that remain in connection with the $15,862 million Private Education Loan portfolio. The $173 million of expected future recoveries on previously fully charged-off loans, which is collected over an average 15-year period, mechanically is a reduction to the overall allowance for loan losses. However, it is not related to the $15,862 million Private Education Loan portfolio on our balance sheet and, as a result, management excludes this impact to the allowance to better evaluate and assess our overall credit loss coverage on the Private Education Loan portfolio. We believe this provides a more meaningful and holistic view of the available credit loss coverage on our non-charged-off Private Education Loan portfolio. We believe this information is useful to our investors, lenders and rating agencies.

Allowance for Loan Losses Metrics – Private Education Loans

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Allowance at end of period (GAAP)	$406	$348	$471	$406	$471
Plus: expected future recoveries on previously fully charged-off loans	173	172	185	173	185

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)	$579	$520	$656	$579	$656

Ending total loans	$15,862	$15,878	$16,476	$15,862	$16,476
Ending loans in repayment	$15,221	$15,267	$15,659	$15,221	$15,659
Net charge-offs	$96	$80	$95	$248	$261

Allowance coverage of charge-offs (annualized):
GAAP	1.1	1.1	1.2	1.2	1.3
Adjustment(1)	.4	.5	.5	.5	.5

Non-GAAP Financial Measure(1)	1.5	1.6	1.7	1.7	1.8

Allowance as a percentage of the ending total loan balance:
GAAP	2.6%	2.2%	2.9%	2.6%	2.9%
Adjustment(1)	1.1	1.1	1.1	1.1	1.1

Non-GAAP Financial Measure(1)	3.7%	3.3%	4.0%	3.7%	4.0%

Allowance as a percentage of the ending loans in repayment:
GAAP	2.7%	2.3%	3.0%	2.7%	3.0%
Adjustment(1)	1.1	1.1	1.2	1.1	1.2

Non-GAAP Financial Measure(1)	3.8%	3.4%	4.2%	3.8%	4.2%

(1)	The allowance used for these credit metrics excludes the expected future recoveries on previously fully charged-off loans. See discussion above.